EXHIBIT 99.1

THE TOPPS COMPANY SENDS LETTER TO UPPER DECK

New York, August 8, 2007 – The Topps Company, Inc. (Nasdaq: TOPP) announced today that is has sent a letter to legal counsel to The Upper Deck Company concerning Upper Deck’s tender offer to acquire all of the outstanding shares of Topps common stock that is due to expire at 12:00 midnight, New York City time, on Friday, August 10, 2007 and the continuing attempts by Topps to negotiate with Upper Deck to reach a consensual transaction. The text of the letter follows:

Re:	The Topps Company, Inc.

As we noted on yesterday’s call, we were surprised and frustrated that we didn’t hear from Upper Deck or you promptly after the expiration of the HSR waiting period last Friday night. We were prepared and willing to meet with you throughout the weekend and Monday to attempt to finalize a definitive agreement. When we hadn’t heard from you by Monday morning, we sent you a revised draft of the merger agreement we had been negotiating with you over the past several weeks. The only substantive changes from the version we had nearly fully negotiated with you related to the mechanics of the two-step transaction (first step tender offer and second step merger). We believe that all of the other substantive provisions had been negotiated with you and your colleagues, including the representations, covenants and termination provisions. The revised draft is exactly what you contemplated by conditioning your tender offer on a consensual merger agreement and, indeed, speeds up the closing of a transaction (which we assume you agree benefits both parties). We were disappointed to hear that as of Tuesday afternoon, Upper Deck had not yet even reviewed the draft.

At least as troubling, we were shocked to hear on our call with you Tuesday that Upper Deck is expressing an unwillingness to proceed with its tender offer. This is the very form of transaction for which Upper Deck sought and obtained judicial relief, so it is startling at this point in the process to be told that Upper Deck’s new preference is to terminate its offer and proceed with a one-step merger, knowing full well that would require several months, expose our stockholders to transaction risk during that time and, giving effect to the time value of money, reduce the value of the consideration received by our stockholders.

We are eager to find out if we can execute a transaction with your client, and are hopeful that we can do so. However, as we have told you on several occasions, Upper Deck’s behavior has raised an increasing amount of skepticism among our directors as to whether Upper Deck truly intends to acquire Topps, or whether it is simply taking steps to interfere with the current transaction with Tornante-MDP and otherwise harm Topps’ business. Unfortunately, failing to promptly attempt to finalize a definitive agreement with Topps despite our repeated requests over the weekend, and retreating from the tender offer structure for which it sought court approval serves to further reinforce this skepticism. We urge Upper Deck to start behaving like a motivated buyer if in fact it wishes to acquire Topps.

The Topps Board is committed to maximizing value for its stockholders, and if Upper Deck presents the highest value, the Board wants Upper Deck to acquire Topps (subject to Topps compliance with the terms of its existing merger agreement). Given the significant length of time that has elapsed since this process first began, the Board strongly believes that a tender offer, which can be accomplished quickly and with the highest assurance of success, is the appropriate means by which Upper Deck should acquire Topps.

We believe, based on what you told us yesterday, that Upper Deck’s reservations concerning a tender offer relate to its financing with CIBC. We understand based on your SEC filings that Upper Deck has committed financing from CIBC for this transaction and this commitment explicitly contemplates an acquisition by means of the tender offer Upper Deck made to our stockholders. We expect that you will hold CIBC to its commitment. We are entirely unsympathetic to a change of heart by Upper Deck or its lenders that they would now rather engage in a one-step transaction rather than a two-step - leaving the risk of a protracted transaction, as well as the lost time value of money - with the Topps stockholders.

We remind you that Upper Deck has maintained, both in front of the Delaware judge and in its filings with the SEC, that its offer was not conditioned on financing. To now be told that there are issues with CIBC’s financing causes us to question whether Upper Deck made material misrepresentations to Vice Chancellor Strine and to our stockholders in Upper Deck’s Schedule TO filed with the SEC. Whether the financing for a tender offer is purported to be more expensive for Upper Deck than the financing for a merger is completely irrelevant. Nowhere in any communications with Topps, the Delaware court or the SEC did Upper Deck indicate that the cost of financing would affect whether it was willing to proceed with a tender offer. In addition, we noticed that the press release issued by Upper Deck yesterday made no mention of any financing issues or any desire on the part of Upper Deck to abandon the tender offer and pursue a merger, and in fact the Topps stock price increased markedly promptly after your release, which could only be construed to suggest that you intended to complete the existing tender offer promptly. If in fact Upper Deck does not intend to consummate the tender offer if the conditions are satisfied, the press release was materially misleading.

Topps remains willing to finalize the terms of a definitive agreement with Upper Deck. To be perfectly clear, here is the process that we would envision:

- First, we need to finalize the merger agreement for a two-step transaction, which we expect can be accomplished within one day;

- Second, Upper Deck must confirm that its financing remains in place;

- Third, Upper Deck must finalize any remaining diligence on Topps and Topps must finalize financial diligence on Upper Deck.

After these steps have been accomplished, Topps would then comply with any obligations it has to Tornante-MDP under the existing merger agreement.

Topps considers the removal of the antitrust condition from Upper Deck’s offer to be a significant and meaningful step towards a consensual transaction. Although significant conditions remain, we are confident that if Upper Deck truly intends to acquire Topps, we can resolve all of the issues and proceed to a definitive agreement which the Board would be prepared to recommend to Topps stockholders, assuming Tornante-MDP fails to match your $10.75 price in accordance with the terms of Topps’ existing agreement with them. Given the uncertainty as to your financing and the remaining due diligence that Upper Deck insists on completing, the Board is not prepared to declare the Upper Deck offer superior at this time.

About Topps

Founded in 1938, Topps is a leading creator and marketer of distinctive confectionery and entertainment products. The Company’s confectionery brands include “Ring Pop,” “Push Pop,” “Baby Bottle Pop” and “Juicy Drop Pop” lollipops as well as “Bazooka” bubble gum. Topps entertainment products include trading cards, sticker album collections and collectible games. For additional information, visit www.topps.com.

Forward-Looking Statements

This release contains forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although Topps believes the expectations contained in such forward- looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. This information may involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed in Topps’ Securities and Exchange Commission filings.

CONTACTS:

Investors:

Betsy Brod / Lynn Morgen

MBS Value Partners, LLC

212-750-5800

Dan Burch / Dan Sullivan

Mackenzie Partners, Inc.

212-929-5940 / 1-800-322-2885

Media:

Joele Frank / Sharon Stern

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449